Exhibit I

                        Schedule of Override Commissions
                        to be Paid to Managing Associates

Columbus Life Insurance Company Variable Universal Life (policy series
CL 72 9908)


                Policy Year                         % of Premium

                 Year 1                            15% of target

                     RULES FOR OVERRIDE COMMISSION PAYMENTS

In the event of policy lapse or surrender within twelve months from the issue date of a Policy, Managing Associate shall refund override commissions in accordance with the following chargeback scale:



# of completed months in force          0-6        7         8        9         10        11        12+
% of commissions recovered              100%       95%       90%      80%       60%       30%       0%


In the event that any Policy shall terminate due to the Owner's election to return a Policy under its "Free Look" provision, Managing Associate shall refund 100% of the override commission paid thereon to Company.

Chargebacks may be applied against current and future commissions payable to Managing Associate.